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                                                                    EXHIBIT 2.4




                        AGREEMENT OF AND PLAN OF MERGER

         THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is entered into as of this 18th day of November, 1996 by and between American Business Information, Inc., a Delaware corporation ("ABI"), American Business Information Marketing, Inc., a Delaware corporation and a wholly-owned subsidiary of ABI (the "Purchaser"), Marketing Data Systems, Inc., a New Jersey corporation ("MDS") and Kevin Sheridan, Derek Miller and Nancy Sheridan, being all of the shareholders of MDS (collectively referred to herein as the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, ABI is a corporation duly organized and existing under the laws of Delaware with authorized capital stock of 75,000,000 shares of common stock, par value $.0025 per share, of which 21,984,960 shares are issued and outstanding and 165,000 are held in treasury, and 5,000,000 shares of preferred stock, par value $.0025 per share, of which no shares are issued and outstanding; and

         WHEREAS, Purchaser is a corporation duly organized and existing under the laws of Delaware with authorized capital stock of 10,000 shares of common stock, par value $1.00 per share, of which 10,000 shares are issued and outstanding and owned by ABI; and

         WHEREAS, MDS is a corporation duly organized and existing under the laws of New Jersey with authorized capital stock of 1,000 shares of common stock, par value $.00 per share, of which 110 shares are issued and 58 shares outstanding all of which are owned by the Shareholders; and

         WHEREAS, pursuant to Sections 14A:10-4 and 14A:10-7 of the New Jersey Business Corporation Act (the "New Jersey Act") and Section 252 of the Delaware General Corporation Law (the "Delaware Law"), MDS and the Purchaser agree to merge upon the terms and conditions set forth herein (the "Merger"), with the Purchaser as the surviving corporation thereof. (The Purchaser and MDS are sometimes referred to herein as the "Constituent Corporations");

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Agreement, and for other good and valuable consideration the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:






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         Section 1. THE MERGER. (a) The effective time of the Merger (the
"Effective Time") shall be the time at which the Delaware Certificate and the New Jersey Certificate (each defined below) shall have been filed in accordance with the Delaware Law and the New Jersey Act pursuant to paragraph (b) of this
Section 1. At the Effective Time, the separate existence of MDS shall cease and MDS shall be merged with and into the Purchaser, which shall continue its corporate existence and be the corporation surviving the merger.

         (b) Contemporaneously with closing described in Section 2, and in no event later than the next business day after the Closing Date (as defined in Section 2), the parties hereto will cause the filing of a Certificate of Ownership and Merger in substantially the form attached hereto as Exhibit A (the "Delaware Certificate") with the Secretary of State of the State of Delaware in accordance with the Delaware Law and the filing of Certificate of Merger in substantially the form attached hereto as Exhibit B (the "New Jersey Certificate") with the Secretary of State of the State of New Jersey in accordance with the New Jersey Act.

         (c) The Purchaser, as the corporation surviving the Merger, shall possess all the rights, privileges, immunities and franchises, both public and private, of the Constituent Corporations; shall be vested with all property, whether real, personal, or mixed, and all debts due on whatever account, and all other causes in action, and all and every other interest belonging to or due to each of the Constituent Corporations; and shall be responsible and liable for all the obligations and liabilities of each of the Constituent Corporations, all with the effect set forth in the Delaware Law and New Jersey Act. Notwithstanding the foregoing, each Shareholder acknowledges and agrees that the Purchaser will not as a result of the Merger assume any liability for the personal debts or other obligations of the Shareholders, including obligations incurred by the Shareholders with respect to any employee or other party related to MDS.

         (d) The certificate of incorporation of the Purchaser at the Effective Time of the Merger shall become and continue to be the certificate of incorporation of the Purchaser as the surviving corporation of the Merger until amended as provided therein and by law. The bylaws of the Purchaser at the Effective Time of the Merger shall become and continue to be the bylaws of the Purchaser as the surviving corporation until altered or amended in accordance with the provisions thereof. The directors and officers of the Purchaser at the Effective Time of the Merger shall become and continue to be the directors and officers of the Purchaser as the surviving corporation until their respective successors are chosen.

         (e) At the Effective Time of the Merger, by virtue thereof and without any action on the part of Purchaser, MDS or the Shareholders, each share of common stock of MDS which was issued and outstanding immediately prior to the Effective Time shall automatically be converted into the right to receive a proportionate share of the merger consideration consisting of the following (the "Merger Consideration"):



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                  (i)      cash of $1,034,000; and

                  (ii)     118,000 shares of unregistered common stock of ABI.

The Merger Consideration allocated to each Shareholder shall be determined by
(A) multiplying the total amount of cash set forth in (i) above by a fraction equal to (x) the total number of shares of the common stock of MDS owned by such shareholder immediately prior to the Merger by (y) the total number of issued and outstanding shares of common stock of MDS issued and outstanding at such time and by (B) by multiplying the total number of ABI shares set forth in
(ii) above by such fraction. It is the intent of the parties that this merger transaction qualify as tax free, except for the monetary consideration, pursuant to Internal Revenue Code Section 368(a)(2) and (d), the Regulations thereunder and the administrative and judicial interpretation thereof.

         Section 2. CLOSING. (a) The Closing will take place at the offices of Kutak Rock at 1650 Farnam Street, Omaha, Nebraska, 68102 at 1:00 p.m. local time, on November 18, 1996 (the "Closing Date") or on such other place or such later time as the Purchaser and MDS agree.

         (b)      On the Closing Date, MDS shall deliver to the Purchaser:

                  (i)    a fully executed Certificate of Merger;

                  (ii)   a fully executed Articles of Merger;

                  (iii) written evidence that the Merger has been approved by the Shareholders as required pursuant to Section 14A:10-3 of the New Jersey Act;

                  (iv) a certified copy of the resolutions of MDS's board of directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby; and

                  (v) all other documents reasonably requested by the Purchaser and contemplated by this Agreement or required to be delivered by MDS and the Shareholders to Purchaser pursuant to Section 6 this Agreement and not theretofore delivered.

         (c)      On the Closing Date, ABI and the Purchaser shall deliver to
                  MDS:

                  (i)      a fully executed Certificate of Merger;

                  (ii)     a fully executed Articles of Merger;





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                  (iii)  certified copies of the resolutions of ABI's and
         Purchaser's boards of directors authorizing the execution of this Agreement and the consummation of the transactions contemplated hereby; and

                  (iv) all other documents reasonably requested by MDS and contemplated by this Agreement or required to be delivered by ABI or the Purchaser to MDS pursuant to Section 7 of this Agreement and not theretofore delivered.

         (d) On the Closing Date, the Purchaser shall deliver the Merger Consideration to Kutak Rock (the "Paying Agent ") which shall remit the Merger Consideration to the Shareholders as provided in Section 1(e) hereof at the Effective Time.

         Section 3. REPRESENTATIONS AND WARRANTIES OF MDS AND THE SHAREHOLDERS. MDS and the Shareholders represent, warrant and covenant to the Purchaser as of the date of this Agreement and the Closing Date, which representations, warranties and covenants shall survive Closing, as follows:

                  (a) Sole Owners. The shares of the common stock of MDS which they own (the "Stock") represents of all of the issued and outstanding shares of the capital stock of MDS and all of the Stock is owned by the Shareholders free and clear of any liens and encumbrances.

                  (b) Corporate Existence. MDS is duly incorporated, validly existing and in good standing as a corporation under the laws of the State of New Jersey and has the requisite corporate power and authority to carry on its business as it is now being conducted.

                  (c) Authority. MDS and each of the Shareholders has full power and authority to execute and deliver this Agreement and to perform each of its obligations under this Agreement. The execution, delivery and performance of this Agreement by MDS has been duly authorized by all necessary corporate action and this Agreement constitutes the valid and legally binding obligation of MDS and each of the Shareholders, enforceable in accordance with its terms and conditions, subject only to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority will be required on the part of MDS or any of the Shareholders in connection with the consummation of the transactions contemplated by this Agreement.

                  (d) Noncontravention. The execution and delivery of this Agreement by MDS and the Shareholders and the consummation of the transactions contemplated in this Agreement do not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (a) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by




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         which MDS or they are bound or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under MDS's certificate of incorporation or bylaws or any agreement, contract, lease, license, instrument or other arrangement to which MDS or any Shareholder is a party or by which it is bound or to which any of its assets are subject.

                  (e) Claims and Proceedings. There are no pending or threatened claims (except those customary in the business conducted by MDS and which are not material to the Business), complaints, proceedings, demands, liabilities, suits or actions against the Shareholders or MDS (including, without limitation, proceedings by any public or quasi-public authority, and foreclosure procedures or other action by any mortgage or lienholder) before any court or governmental, administrative or regulatory agency or authority.

                  (f) Compliance With Laws. MDS is in material compliance with all, and has received no notice of any violation of any, laws or regulations applicable to its operations.

                  (g) Financial Statements. Prior to the execution of this Agreement, the Shareholders have delivered to the Purchaser true and complete copies of the following financial statements:

                           (i) the audited balance sheet of MDS as of December 31, 1995 and the related audited statements of income, cash flow and shareholders' equity of MDS for the year then ended (the "Annual Financial Statements"); and

                           (ii) the unaudited balance sheet of MDS as of , 1996
                  and the related unaudited statements of income, cash flow and shareholders' equity for the interim period then ended (the "Interim Financial Statements" and, together with the Annual Financial Statements, the "Financial Statements").

         The Financial Statements were prepared in accordance with generally accepted accounting principals consistently applied and present fairly in all material respects the financial condition and results of operations of MDS as of the respective dates thereof and for the respective periods covered thereby except for such deviations as have been disclosed therein or explained to the Purchaser. Except for the execution and delivery of this Agreement and the transactions to take place pursuant hereto on or prior to the Closing Date, since the date of the Interim Financial Statements there has not been any material adverse change in the financial condition or results of operations of MDS which will have caused the current after tax earnings to have been less than as determined according to the accounting principles applied to financial statement.



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                  (h) Taxes. MDS has properly filed or caused to be filed all federal, state, local and foreign income and other tax returns, reports and declarations that are required by applicable law to be filed by it, and has paid, or made full and adequate provision for the payment of, all such taxes properly due for the periods covered by such returns, reports and declarations.

                  (i) Ownership of Assets. MDS has good and marketable title to, or hold by valid and existing lease or license, all real and personal property used by it in the conduct of its business, free and clear of any liens, claims, encumbrances and charges, except as may be set forth in the Financial Statements (which shall include liens related to payables) or which, singly or in the aggregate, are not substantial in amount.

                  (j) Insurance. MDS has insurance policies covering all risks normal for the operation of the Business including any property, hazard and liability coverage for any automobiles, personal property or real property it may own in full force and effect.

                  (k) Intellectual Property Rights. (a) Schedule 3(k) discloses all trademark, service mark and copyright registrations, all material unregistered trademarks and service marks and all software (other than noncustomized software for use on personal computers) and computer databases used by MDS on the date hereof (the "Intellectual Property") and lists each license or other agreement or arrangement pursuant to which MDS uses any of the Intellectual Property. To the best of Seller's knowledge, all such Intellectual Property is exclusive to the Shareholders and none of such Intellectual Property, or the use thereof by MDS, infringes upon the proprietary rights of any third party, and there have been no oppositions, interferences, challenges, legal proceedings or suits pending or threatened either by MDS or the Shareholders or any third party with respect to any of the Intellectual Property.

                  (l) Contracts. Schedule 3(l) contains a true and complete list of each material contract to which MDS is a party including, but not limited to any of the following:

                           (i)   employment or consulting contracts;

                           (ii) agreements prohibiting or materially limiting the ability of MDS or the Shareholders to engage in any business activity or compete with any person in connection with the business conducted by MDS, or prohibiting or materially limiting the ability of any person to compete with MDS or the Shareholders in connection with such business;

                           (iii) all material partnership, joint venture, shareholders' or other similar agreements;

                           (iv)  all agreements relating to the future
         disposition or acquisition of any material assets of MDS;

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                           (v)   all collective bargaining or similar labor
         agreements covering any employee of MDS; and

                           (vi) all other contracts or agreements of any nature that (A) involve the payment or potential payment by MDS of more than $10,000 annually and (B) cannot be terminated within 90 days after giving notice of termination without resulting in any material cost or penalty to MDS.

                           (vii) all contacts or agreements which require
                  consent for a transfer of control such as contemplated by this Stock Purchase Agreement.

         Each such material contract is in full force and effect and constitutes a legal, valid and binding agreement, enforceable in accordance with its terms and neither Corporation nor, to the knowledge of Shareholders, any other party to such a contract is in material violation or breach of or default under any such contract.

                  (m) Licenses. Schedule 3(m) contains a true and complete list of all licenses held by MDS that are material to its business and all such licenses are in full force and effect and no proceeding is pending or threatened seeking the revocation or limitation of any such license that, individually or in the aggregate, would reasonably be expected to have a material adverse effect on the operations or financial condition of MDS.

                  (n) Labor Relations. No employee of MDS is presently a member of a collective bargaining unit and there are no threatened or contemplated attempts to organize for collective bargaining purposes any of the employees of MDS. As of the date hereof, no work stoppage, strike or other concerted action by the employees of MDS is pending or threatened.

                  (o) Vehicles. Schedule 3(o) contains a true and complete list of all motor vehicles owned or leased by MDS and MDS has good and valid title to, or has valid leasehold interests in or valid rights under contract to use, each such vehicle, free and clear of all liens.

                  (p) Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Shareholders with the Purchaser without the intervention of any person on behalf of the Shareholders in such manner as to give rise to any valid claim by any person against the Purchaser or MDS for a finder's fee, brokerage commission or similar payment.

                  (q) Employee Benefit Plans. All employee benefit plans, vacation plans and sick leave policies maintained by MDS are set forth in Schedule 3(q) hereto. MDS is not in default or delinquent in any manner under any such employee benefit plan and each such employee benefit plans is in full compliance with all applicable provisions of the Employee Retirement Notification Act of 1974, as amended.




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                  (r) WARN Act.  MDS has fewer than 40 employees at any one
         location.

                  (s) Salaries and Business. Since May 31, 1996 there have been no material changes in the conduct of business nor have there been any material changes in salaries for employees of MDS except as set forth in Schedule 3(s) attached hereto and incorporated herein by reference.

                  (t) No Intention to Sell. Each Shareholder intends to hold indefinitely each share of common stock of ABI which will be issued to such Shareholder as part of the Merger Consideration pursuant to the terms of this Agreement and has no present intention to sell any of such shares. This Representation shall survive Closing notwithstanding any provision to the contrary contained herein.

                  (u) No Material Untrue Statements or Omissions. No representation or warranty made by the Shareholders in this Agreement or in any instrument or document furnished or to be furnished to the Purchaser pursuant to this Agreement contains or will, as of the date thereof, contain any untrue statement of a material fact, and such representations and warranties, taken as a whole, do not and will not, as of the date thereof, omit to state a material fact necessary to make any statement herein or therein not materially misleading.

         Section 4. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. ABI and the Purchaser represent, warrant and covenant to MDS and the Shareholders as of the date of this Agreement and the Closing Date, which representations, warranties and covenants shall survive Closing, as follows:

                  (a) Corporate Existence. ABI and the Purchaser is each duly incorporated, validly existing and in good standing as a corporation under the laws of the State of Delaware.

                  (b) Authority. ABI and the Purchaser each has full power and authority to execute and deliver this Agreement and to perform each of their respective obligations under this Agreement. The execution, delivery and performance of this Agreement by ABI and the Purchaser has been duly authorized by all necessary corporate action and this Agreement constitutes the valid and legally binding obligation of both ABI and the Purchaser enforceable in accordance with its terms and conditions, subject only to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to general principles of equity. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state or local governmental authority will be required on the part of ABI or the Purchaser in connection with the consummation of the transactions contemplated by this Agreement.



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                  (c) Noncontravention.  The execution and delivery of this
         Agreement by ABI or the Purchaser and the consummation of the transactions contemplated in this Agreement do not or will not violate or result, with the giving of notice or the lapse of time or both, in a material violation of any provision of (a) any existing law or regulation or any order, award or decree of any court, arbitrator or governmental authority by which ABI or the Purchaser is bound or (b) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify or cancel or require any notice under their respective certificates of incorporation or bylaws or any agreement, contract, lease, license, instrument or other arrangement to which ABI or the Purchaser is a party or by which it is bound or to which any of its assets are subject.

                  (d) No Brokers. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried out by the Purchaser directly with MDS and the Shareholders without the intervention of any person on behalf of the Purchaser in such manner as to give rise to any valid claim by any person against the Shareholders for a finder's fee, brokerage commission or similar payment.

         Section 5. COVENANTS OF THE SHAREHOLDERS. (a) The Shareholders covenant and agree that, prior to the Closing Date, they will:

                  (i) not enter into any contract, agreement or understanding of any nature with any party other than the Purchaser with respect to the sale, transfer, assignment, pledge or other disposition of the Stock.

                  (ii) provide the Purchaser and its accountants, counsel and other representatives with reasonable access during normal business hours, to all of the books and records of MDS and its business and allow the Purchaser and its representatives access to MDS's executive offices and other property and to its officers and employees in order to perform such investigations as the Purchaser shall deem reasonably necessary.

                  (iii) cause MDS to conduct its business in the ordinary and usual course, to keep intact its business organization and good will, keep available the services of its officers and employees, maintain its licenses and authorities and use their best efforts to maintain good relationships with suppliers, lenders, creditors, employees, customers and others and will promptly notify the Purchaser of any material event or occurrence which is not in the ordinary course of its business;

                  (iv) not amend MDS's Articles of Incorporation or Bylaws or split, combine or reclassify any of its securities, declare or pay any dividend or other distribution or make or agree to make any exchange or redemption of any such securities except such dividends as shall be required to pay the taxes of the shareholders caused by the income of the corporation prior to closing which dividend shall be approved by the Purchaser in Amendment.



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                  (v)    not allow MDS to create or assume any indebtedness or
         make any capital expenditures other than in the ordinary course of its business and consistent with past practices and in any event not in an amount greater than $10,000;

                  (vi) not allow MDS to sell, lease, mortgage, encumber or otherwise dispose of or grant any interest in any of MDS's assets other than in the ordinary course of business and consistent with past practice;

                  (vii) not allow MDS to enter into or terminate any material contract, agreement, commitment or understanding except this Agreement and any duly executed amendments hereto;

                  (viii) cause MDS to continue to properly and timely file all federal, state, and local tax returns required to be filed by it, and to pay, when due, all taxes and governmental charges due from or payable by it:

                  (ix) cause MDS to maintain in full force and effect all insurance coverage presently in effect; and

                  (x) cooperate with the Purchaser and its counsel, accountants and other representatives in every way reasonably requested in carrying out the transaction contemplated by this Agreement and the preparation and delivery of all documents and instruments reasonably necessary to the accomplishment thereof.

         (b) In addition, each Shareholder hereby covenants and agrees with ABI and the Purchaser that such Shareholder will not sell any of the shares of common stock of ABI which will be issued to such Shareholder as part of the Merger Consideration for a period of no less than two (2) years from the Effective Time. Each Shareholder acknowledges that the ABI shares are restricted securities and agrees not to offer, sell, pledge or otherwise transfer such securities without registration thereof under the Securities Act of 1933, as amended, and appropriate state securities laws unless such offer, sale, pledge or transfer is made pursuant to an available exemption from such registration requirements. This covenant shall survive Closing notwithstanding any provisions to the contrary contained herein.

         Section 6. CONDITIONS TO THE PURCHASER'S OBLIGATIONS AT CLOSING. The obligation of the Purchaser at closing shall be subject to the fulfillment of each of the following conditions at or prior to the Closing Date, unless the Purchaser shall waive fulfillment of such condition:

                  (i) this Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transaction including all leases;



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                  (ii)   the Shareholders shall have delivered to the
         Purchaser each of the documents specified in Section 2(b) hereof;

                  (iii) the entire principal of each loan from the Company to any of the Shareholders, members of the Shareholders' families or any corporation or other entity controlled by any such person shall have been repaid in full along with interest through the date of Closing;

                  (iv) the Shareholders shall have performed in all material respects each of their agreements and obligations contained in this Agreement and required to be performed by them on or prior to the Closing and shall have complied with all material requirements, rules and regulations of all regulatory authorities having jurisdiction relating to the transaction;

                  (v) no material adverse change shall have taken place in the business, condition (financial or otherwise, including the book value of MDS and current ratios), operations or prospects of MDS since the date of the last annual financial statements of MDS other than those, if any, that result from the changes permitted by, and transactions contemplated by, this Agreement;

                  (vi) the representations and warranties of the Shareholders set forth in this Agreement shall have been true in all material respects as of the date of this Agreement and, except in such respects as, in the reasonable judgment of the Purchaser, do not materially and adversely affect the business, condition (financial or otherwise), operations or prospects of MDS, shall continue to be true as of the Closing Date;

                  (vii) the Purchaser shall have received the resignation in writing of all directors and officers of MDS in writing effective immediately after the Closing, subject to the acceptance by the Purchaser;

                  (viii) the Purchaser shall have satisfactorily completed its due diligence of MDS;

                  (ix) the Shareholders shall have delivered Assignment and Assumption Agreements covering all leases in which they are personally parties;

                  (x) as of September 30, 1996, MDS shall have a net book value of at least $340,000 and exclusive of assets being retained by Shareholders, with cash and accounts receivable of at least $335,000 included as an asset; and

                  (xi) the Shareholders shall have executed all agreements contemplated by this Agreement.


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         Section 7. CONDITIONS TO THE OBLIGATIONS MDS AND THE SHAREHOLDERS AT
CLOSING. The obligations of MDS and the Shareholders at closing shall be subject to the fulfillment of each of the following conditions at or prior to the Closing Date, unless MDS and the Shareholders shall waive fulfillment of such condition:

                  (i) this Agreement and the transactions contemplated hereby shall have received all approvals, consents, authorizations and waivers from governmental and other regulatory agencies and other third parties required to consummate the transaction;

                  (ii) the Purchaser shall have delivered to MDS each of the documents specified in Section 2(c) hereof;

                  (iii) the Purchaser shall have delivered to the Merger Consideration to the Paying Agent;

                  (iv) Kevin Sheridan and Roberta Sheridan and any member of their families shall be released from their guarantee of MDS's bank loan;

                  (v) the Purchaser shall have enter into an employment agreement with Kevin Sheridan in substantially the form attached as Exhibit C hereto;

                  (vi) ABI and the Purchaser shall have performed in all material respects their respective agreements and obligations contained in this Agreement required to be performed by them on or prior to the Closing and shall have complied with all material requirements, rules and regulations of all regulatory authorities having jurisdiction relating to the transaction;

                  (vii) the representations and warranties of ABI and the Purchaser set forth in this Agreement shall be true in all material respects as of the date of this Agreement and shall continue to be true as of the Closing Date; and

                  (viii) ABI and the Purchaser shall have executed all agreements contemplated by this Agreement.

         Section 8. CONFIDENTIALITY. ABI and the Purchaser, for themselves and on behalf of their respective officers, employees, counsel, accountants, financial advisors, consultants, agents and other representatives ("the Purchaser's Representatives"), agrees that all information regarding MDS furnished by the Shareholders to the Purchaser or a Purchaser's Representative, whether prior to or after the execution of this Agreement, in connection with the transactions contemplated herein, will be kept confidential and, except as otherwise required by law, will not be disclosed by the Purchaser or a the Purchaser's Representative without the prior written consent of MDS until after Closing or as required by law or regulation. If, as of the date hereof or at any time hereafter the Purchaser becomes aware of or discovers any breach of any representation or warranty contained herein or any circumstance or condition that at the Closing would constitute such a breach, the Purchaser covenants that it will promptly so inform Shareholders in writing.

         Section 9. TERMINATION. (a) This Agreement may be terminated, and the transactions contemplated hereby may be abandoned:

                  (i) at any time before the Closing, by mutual written agreement of MDS and the Purchaser;

                  (ii) at any time before the Closing, by MDS or the Purchaser, in the event that any judicial order or law becomes effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of any of the transactions contemplated by this Agreement, upon notification of the nonterminating party by the terminating party; or

                  (iii) at any time after November 30, 1996 by MDS or the Purchaser upon notification of the nonterminating party by the terminating party if the Closing shall not have occurred on or before such date and such failure to consummate is not caused by a breach of this Agreement by the terminating party.

         (b) If this Agreement is validly terminated, it will forthwith become null and void, and there will be no liability or obligation on the part of MDS or the Purchaser (or any of their respective officers, directors, employees, agents or other representatives or affiliates), except that (i) the provisions with respect to expenses in Section 10 will continue to apply following any such termination, (ii) Section 8 shall survive any termination of this Agreement and (iii) termination of this Agreement shall not relieve any party hereto of any liability for any willful material breach of this Agreement.

         Section 10. EXPENSES. Except as otherwise expressly provided in this Agreement, whether or not the transactions contemplated hereby are consummated, each party will pay its own costs and expenses incurred in connection with the negotiation, execution and closing of this Agreement and the transactions contemplated hereby.

         Section 11. INDEMNIFICATION. (a) Subject to paragraph (c) of this
Section 11, from and after the Closing, the Shareholders shall indemnify the Purchaser and its officers, directors, employees and agents in respect of, and hold each of them harmless from and against, any and all claims, suits, causes of action, losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation, warranty, covenant or agreement of MDS or the Shareholders contained herein or (ii) any matter relating to the conduct of the business of MDS prior to the Effective Time.

         (b) Subject to paragraphs (c) of this Section 11, from and after the Closing, the Purchaser shall indemnify the Shareholders in respect of, and hold each of them harmless from and against, any and all claims, suits, causes of action and losses suffered, incurred or sustained by any of them or to which any of them becomes subject, resulting from, arising out of or relating to (i) any breach of any representation, warranty, covenant or agreement of the Purchaser contained herein or (ii) any matter relating to the conduct of the business of the Constituent Corporations arising after the Effective Time.

         (c) Notwithstanding anything to the contrary contained in this Agreement, no amounts of indemnity shall be payable as a result of any claim in respect of a loss arising under paragraph (a) or (b) of this Section 11 unless, with respect to any claim, such claim involves a loss in excess of $1,000 and all claims together aggregate at least $10,000.

         (d) Any party claiming a right to payment under this Section 11 shall, as a condition thereto, give written notice to the party from whom indemnification is claimed and the nature and amount of such claim promptly upon the claiming parties becoming aware thereof and, in any event, within the later of (i) three years of Closing Date or (ii) for any matters related to tax issues, the termination of the applicable statute of limitations.

         Section 12. PUBLIC ANNOUNCEMENTS. At all times at or before the Closing, MDS and the Purchaser will, except as required by law (and then only after consultation in good faith with the other such party), not issue or make any reports, statements or releases to the public or generally to the customers, suppliers or other persons to whom MDS sells goods or provides services or with whom MDS otherwise has significant business relationships with respect to this Agreement or the transactions contemplated hereby without the consent of the other party, which consent may be withheld for whatever reason. Notwithstanding the above, both parties agree to cooperate in good faith in preparing such announcements as may be necessary to satisfy the regulations of NASDAQ and the SEC with regard to the transaction.

         Section 13. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, and all of which shall constitute one in the same agreement.

         Section 14. HEADINGS. All headings of sections of this Agreement are inserted for convenience only and do not form a part of this Agreement or limit, expand or otherwise alter the meaning of any provisions hereof.

         Section 15. CONSTRUCTION. This Agreement shall be construed without regard to any presumption or rule requiring construction against the party causing such instrument to be drafted.

         Section 16. ASSIGNMENT OR DELEGATION. No rights, obligations or duties of either party hereto may be assigned or delegated without the prior written consent of the other party.


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

         Section 17. SEVERABILITY. Should any provision of this Agreement be deemed unenforceable by a court of competent jurisdiction, the unenforceable provision shall be considered severed from this Agreement and the remainder shall remain in force.

         Section 18. ENTIRE AGREEMENT. This instrument contains and constitutes the entire agreement of the parties regarding the subject matter hereof, and there are no other agreements, written or oral, between the parties affecting the subject matter hereof.

         Section 19. NOTICES. All notices or other communications to be given hereunder shall be given in writing and delivered by (i) certified mail, return receipt requested, (ii) personal delivery, (iii) facsimile or (iv) overnight express carrier addressed as follows: if to MDS or the Shareholders, c/o Kevin Sheridan, Marketing Data Systems, Inc., 3 Route 46 West, Fairfield, New Jersey 07004, with a copy to John Hanamirian, Esq., Hersch, Ramsey & Berman, Post Office Box 2249, Morristown, New Jersey, 07962-2249 and if to ABI or the Purchaser, American Business Information, Inc., 5711 South 86th Circle, Omaha, Nebraska, 68127, Attention: Vinod Gupta and Jon H. Wellman, with a copy to Steven W. Seline, Esq., Kutak Rock, 1650 Farnam Street, Omaha, Nebraska, 68102, or to such other address furnished by any party to the other in writing at any time and from time to time for such notice purposes. Any notice served by either party on the other shall be deemed effective on the third business day following deposit in the mail if sent by certified mail, return receipt requested, when received, if delivered personally or by facsimile, or on the next business day following deposit with an overnight express carrier.

         Section 20. NONWAIVER. No delay, forbearance or neglect by either party in the enforcement of any of the conditions of this Agreement or any of their respective rights or remedies hereunder shall constitute or be construed as a waiver thereof.

         Section 21. AMENDMENTS. This Agreement may not be modified or amended, except by an agreement in writing signed by the parties hereto. The parties may waive any of the conditions contained herein or any of the obligations of the other parties hereunder, but any such waiver shall be effective only if it is in writing and signed by the party waiving such condition or obligation.

         Section 22. FURTHER ASSURANCES. Each of the parties hereto agrees to take such further action and to execute such further instruments as may be reasonably required by any of the other parties in order to consummate the transactions contemplated by this Agreement and to carry out the intentions expressed in this Agreement.







                        [SIGNATURES APPEAR ON NEXT PAGE]




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




         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first set forth above.


                                       AMERICAN BUSINESS INFORMATION,
                                       INC., a Delaware corporation


                                       By   /s/ JON WELLMAN
                                          --------------------------------------
                                       Its  Executive Vice President
                                          --------------------------------------


                                       AMERICAN BUSINESS INFORMATION
                                       MARKETING, INC., a Delaware corporation


                                       By   /s/ JON WELLMAN
                                          --------------------------------------
                                       Its  Vice President
                                          --------------------------------------


                                       MARKETING DATA SYSTEMS, INC., a
                                       New Jersey corporation


                                       By   /s/ KEVIN SHERIDAN
                                          --------------------------------------
                                       Its  President
                                          --------------------------------------


                                       SHAREHOLDERS:

                                          /s/ KEVIN SHERIDAN
                                       -----------------------------------------
                                       Kevin Sheridan

                                          /s/ DEREK MILLER
                                       -----------------------------------------
                                       Derek Miller

                                          /s/ NANCY SHERIDAN
                                       -----------------------------------------
                                       Nancy Sheridan



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